As filed with the Securities and Exchange Commission on June 9, 2020.

 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_________________________

Hovnanian Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-1851059 (I.R.S. Employer Identification Number)

_________________________

 90 Matawan Road, Fifth Floor

Matawan, NJ 07747
(732) 747-7800

(Address of principal executive offices, including zip code and telephone number)

_________________________

 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan

(Full title of the plan)
_________________________

J. Larry Sorsby

Hovnanian Enterprises, Inc.

 90 Matawan Road, Fifth Floor

Matawan, NJ 07747

(732) 747-7800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

Copies to:

 Marisa D. Stavenas, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

 __________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)(4)	Amount of registration fee(3)(4)
Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share	565,000 shares	$16.97	$9,588,050	$1,245
Preferred Stock Purchase Rights(4)	—	—	—	—

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)     This Registration Statement covers a maximum aggregate of 565,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of Hovnanian Enterprises, Inc. (the “Company”) approved for issuance under the 2020 Plan.

(3)     Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the high and low prices per share of the Company’s Class A Common Stock reported on the New York Stock Exchange on June 2, 2020. There is no established public trading market for the Company’s Class B Common Stock and, in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

(4)     Each share of Common Stock includes an associated Preferred Stock Purchase Right. Each Preferred Stock Purchase Right initially represents the right, if such Preferred Stock Purchase Right becomes exercisable, to purchase from the Company one ten-thousandth of a share of its Series B Junior Preferred Stock for each share of Common Stock. The Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

 EXPLANATORY NOTE

On March 24, 2020 at the annual meeting of stockholders of Hovnanian Enterprises, Inc. (the “Company”), the Company’s stockholders approved the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “2020 Plan”). The 2020 Plan has an initial reserve of up to 565,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2020 Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated by reference in this Registration Statement:

a)	the Company’s Annual Reports on Form 10-K and 10-K/A for the fiscal year ended October 31, 2019 filed on December 19, 2019 and March 27, 2020, respectively;

b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended January 31, 2020 and April 30, 2020, filed on March 6, 2020 and June 5, 2020, respectively;

c)

the Company’s Current Reports on Form 8-K filed on November 5, 2019, November 22, 2019, December 3, 2019, December 6, 2019, December 11, 2019, March 25, 2020, March 26, 2020 and May 19, 2020 (only with respect to the Item 5.02 disclosure included therein);

d)

the descriptions of the Company’s Class A common stock and Class B common stock contained in the Company’s description of securities, filed with the Commission as Exhibit 4(y) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on December 19, 2019, including any amendment or reports filed for the purpose of updating such descriptions; and

e)

The descriptions of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statements on Form 8-A, filed on August 14, 2008, February 10, 2009, January 11, 2018 and January 12, 2018, and any amendment or report filed for the purpose of updating such descriptions.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended) (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care.

Article FOURTH of the Company’s Amended and Restated By-Laws contains the following provisions with respect to indemnification:

The Corporation shall indemnify any current or former director or officer of the Corporation and his or her heirs, executors and administrators, and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation and his or her heirs, executors and administers, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him or by his or her heirs, executors and administrators in connection with any threatened, pending or completed action, suit or proceeding (brought by or in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, to which he was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, except as otherwise provided in this Article IV, the Corporation shall be required to indemnify a director or officer of the Corporation and his or her heirs, executors and administrators in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

Any indemnification pursuant to the provisions above shall be made by the Company unless a determination (as provided for in the Company’s Amended and Restated By-Laws) is made that indemnification is not proper because the person has not met the applicable standards of conduct as set forth therein.

The Company generally maintains a liability insurance policy providing coverage for its directors and officers in an amount up to $75,000,000.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description of Document

4.1	Restated Certificate of Incorporation of Hovnanian Enterprises, Inc. (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).

4.2	Amended and Restated By-Laws of Hovnanian Enterprises, Inc. (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on December 3, 2018).

4.3	Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).

4.4	Specimen Class B Common Stock Certificate (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).

4.5

Certificate of Designations of the Series B Junior Preferred Stock of Hovnanian Enterprises, Inc., dated August 14, 2008 (Incorporated by reference to Exhibits to Quarterly Report on Form 10-Q of Hovnanian Enterprises, Inc. for the quarter ended July 31, 2008).

4.6

Rights Agreement, dated as of August 14, 2008, between Hovnanian Enterprises, Inc. and National City Bank, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibits to the Registration Statement on Form 8-A of Hovnanian Enterprises, Inc. filed on August 14, 2008).

4.7

Amendment No. 1 to Rights Agreement, dated as of January 11, 2018, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, which includes the amended and restated Form of Rights Certificate as Exhibit 1 and the amended and restated Summary of Rights as Exhibit 2 (Incorporated by reference to Exhibits to the Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on January 11, 2018).

4.8	2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 25, 2020).

5.1 *	Opinion of Simpson Thacher & Bartlett LLP.

23.1 *	Consent of Deloitte & Touche LLP.

23.2 *	Consent of Deloitte & Touche LLP.

23.3 *	Consent of Deloitte & Touche LLP.

23.4*	Consent of Deloitte & Touche LLP.

23.5*	Consent of Deloitte & Touche LLP.

23.6*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1 *	Powers of Attorney (included in the signature page to this Registration Statement).

________________________

* Filed herewith.

Item 9.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, New Jersey on June 9, 2020.

HOVNANIAN ENTERPRISES, INC.

By:	/s/ Brad G. O’Connor
Name: Brad G. O’Connor
Title: Senior Vice President, Chief Accounting Officer and Treasurer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of J. Larry Sorsby and Brad G. O’Connor or any one of them, the individual’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign on the individual’s behalf a Registration Statement on Form S-8 of Hovnanian Enterprises, Inc. (the “Registration Statement”) relating to the registration of common stock of the Company pursuant to the 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan and to make such changes in and additions and amendments to the Registration Statement (including post-effective amendments), including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2020.

Signature	Title

/s/ Ara K. Hovnanian	Chairman of the Board, Chief Executive Officer, President and Director
Ara K. Hovnanian	(Principal Executive Officer)

/s/ J. Larry Sorsby	Executive Vice President, Chief Financial Officer and Director
J. Larry Sorsby	(Principal Financial Officer)

/s/ Brad G. O’Connor	Senior Vice President, Chief Accounting Officer and Treasurer
Brad G. O’Connor	(Principal Accounting Officer)

Director
Robert B. Coutts

Director
Edward A. Kangas

/s/ Joseph A. Marengi	Director
Joseph A. Marengi

/s/ Vincent Pagano Jr.	Director
Vincent Pagano Jr.

Director
Robin S. Sellers